Exhibit 99.1

NEWS RELEASE

For Immediate Release:
October 30, 2017

Investors: Scott Lamb, +1 832 513 1068, Scott.Lamb@CBI.com
Media: Gentry Brann, +1 832 513 1031, Gentry.Brann@CBI.com

CB&I Announces Third Quarter 2017 Results

THE WOODLANDS, Texas - October 30, 2017 - CB&I (NYSE:CBI) today announced financial results for the third quarter of 2017.

CB&I reported net income of $10 million, or $0.10 per diluted share, in the third quarter of 2017, compared to net income of $121.8 million, or $1.20 per diluted share, in the third quarter of 2016.

Net income for the third quarter of 2017 was impacted by restructuring charges of $27 million, or $0.17 per share, related to the company’s cost reduction program, and excess interest expense of $22 million, or $0.14 per share, due to accelerated amortization of debt issuance costs.

Continuing operations consist of CB&I’s Engineering & Construction (E&C) and Fabrication Services businesses. The results of the company’s Technology and former Engineered Products and Capital Services operations have been classified as discontinued operations for all periods presented.

“We have made significant progress on the decisive actions we announced last quarter, including our cost reduction program, the continued improvement of our project execution and risk management processes, and the intended sale of our Technology operations,” said Patrick K. Mullen, President and Chief Executive Officer of CB&I. “Our cost reduction program is on track, with a positive impact on our financial performance already apparent. We are also extremely pleased with the sale process for our Technology operations and the interest from bidders on developing a long-term strategic alliance with CB&I.

“Our results this quarter were impacted by unusual items totaling $49 million, or $0.31 per share. We experienced continued cost pressure during the quarter, primarily on the IPL and Calpine power projects, with execution on our other projects continuing as planned. New awards were lower than expected, primarily within E&C, due to the delay of certain key projects. However, we have a significant pipeline and anticipate a strong fourth quarter and first half of 2018 for new awards.”

Continuing Operations
Revenue for the third quarter of 2017 was $1.7 billion, compared to revenue of $2.1 billion in the third quarter of 2016.

New awards in the third quarter of 2017 totaled $437 million, compared to $1.7 billion in the third quarter of last year. Backlog at September 30, 2017, was $10.7 billion, compared to backlog of $13.2 billion at September 30, 2016.

Engineering & Construction Operating Group
E&C operating group revenue was $1.3 billion in the third quarter of 2017, compared to $1.7 billion in the year-ago quarter. The E&C group reported operating income of $13.1 million, compared to $126.8 million in the third quarter of 2016. Results were impacted by changes in estimated margins on two U.S. gas turbine power projects of $38 million and additional costs on U.S. LNG projects of approximately $16 million due in part to the direct effects of Hurricane Harvey. The E&C group’s new awards in the third quarter totaled $65.2 million, compared with $1.5 billion in the third quarter of 2016, and backlog as of September 30, 2017, was $9.2 billion.

Fabrication Services Operating Group
Fabrication Services operating group revenue was $389.7 million compared to $467.0 million in the year-ago quarter. The Fabrication Services group reported operating income of $26.1 million compared to $27.8 million in the third quarter of 2016. The Fabrication Services group’s new awards in the third quarter were $371.8 million, compared with $215.3 million in the third quarter of 2016. Backlog as of September 30, 2017, was $1.5 billion.

Discontinued Operations
The Technology operations revenue was $170.1 million, compared to $183.3 million in the year-ago quarter. Technology operations reported operating income of $61.2 million compared to $55.9 million in the third quarter of 2016.

Guidance
The company currently expects revenue for the fourth quarter of 2017 to be between $1.8 and $2.0 billion and diluted earnings per share in the range of $0.50 to $0.60. The company's updated guidance for the fourth quarter of 2017 includes continuing and discontinued operations but excludes the continuation of incremental interest expense and any additional restructuring charge that may be required. Guidance also excludes any significant benefits from the cost reduction program, which are expected to be fully realized in 2018.
Earnings Conference Call
CB&I will host a conference call and webcast October 30, 2017, at 4:00 p.m. CDT (5:00 p.m. EDT) to discuss financial and operating results and answer questions from investors. The webcast will be available on the Investor Relations page of www.CBI.com, and the conference call can be accessed by telephone at 1-800-301-8321 (U.S.) or 1-706-634-2259 (outside the U.S.) with conference ID # 6097289.
About CB&I
CB&I (NYSE:CBI) is a leading provider of technology and infrastructure for the energy industry. With more than 125 years of experience, CB&I provides reliable solutions to our customers around the world while maintaining a relentless focus on safety and an uncompromising standard of quality. For more information, visit www.CBI.com.
Important Information For Investors And Shareholders
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. The forward looking statements in this press release include: statements about CB&I’s new awards and backlog, to the extent these may be indicators of future revenue or profitability; the intended sale of the Technology operating group, including the timing with respect to the completion of that sale; the execution of activities on and completion of specific projects, including timing to complete, future productivity and cost to complete; estimates of percentage of completion and contract profits or losses.
When considering these and any other statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases or expressions such as “achieve,” “forecast,” “plan,” “propose,” “strategy,” “envision,” “hope,” “will,” “continue,” “potential,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “predict,” “intend,” “should,” “could,” “may,” “might” or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and “Forward-Looking Statements” described under “Risk Factors” in Item 1A of our Annual Report filed on Form 10-K filed with the SEC for the year ended December 31, 2016, and any updates to those risk factors or “Forward-Looking Statements” included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.

Chicago Bridge & Iron Company N.V.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2017	2016	2017	2016

Revenue	$1,737,764	$2,137,877	$4,668,690	$6,200,713
Cost of revenue	1,655,002	1,920,894	4,919,206	5,591,393
Gross profit (loss)	82,762	216,983	(250,516)	609,320
% of Revenue	4.8%	10.1%	(5.4)%	9.8%

Selling and administrative expense	51,458	62,913	173,594	190,207
% of Revenue	3.0%	2.9%	3.7%	3.1%

Intangibles amortization	1,891	1,937	5,771	6,451
Equity earnings	(9,727)	(2,632)	(21,210)	(1,875)
Restructuring related costs	26,882	—	30,882	—
Other operating (income) expense, net	(53)	189	(415)	1,112
Operating income (loss) from continuing operations	12,311	154,576	(439,138)	413,425
% of Revenue	0.7%	7.2%	(9.4)%	6.7%

Interest expense	(5,288)	(1,586)	(9,036)	(4,666)
Interest income	574	2,292	2,684	7,187
Income (loss) from continuing operations before taxes	7,597	155,282	(445,490)	415,946

Income tax (expense) benefit	(3,112)	(22,206)	177,347	(83,280)
Net income (loss) from continuing operations	4,485	133,076	(268,143)	332,666
Net income (loss) from discontinued operations	7,061	35,343	(90,916)	88,263
Net income (loss)	11,546	168,419	(359,059)	420,929

Less: Net income attributable to noncontrolling interests ($0, $930, $870 and $1,815 related to discontinued operations)	(1,507)	(46,659)	(31,666)	(68,405)
Net income (loss) attributable to CB&I	$10,039	$121,760	$(390,725)	$352,524

Net income (loss) attributable to CB&I per share (Basic):
Continuing operations	$0.03	$0.86	$(2.96)	$2.57
Discontinued operations	0.07	0.34	(0.91)	0.83
Total	$0.10	$1.20	$(3.87)	$3.40

Net income (loss) attributable to CB&I per share (Diluted):
Continuing operations	$0.03	$0.86	$(2.96)	$2.54
Discontinued operations	0.07	0.34	(0.91)	0.83
Total	$0.10	$1.20	$(3.87)	$3.37

Weighted average shares outstanding:
Basic	101,177	101,102	100,834	103,725
Diluted	101,736	101,863	100,834	104,555

Chicago Bridge & Iron Company N.V.
Segment Information
(in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016

NEW AWARDS (1)		% of		% of		% of		% of
		Total		Total		Total		Total
Engineering & Construction	$65,181	15%	$1,508,301	88%	$2,787,690	71%	$2,839,032	78%
Fabrication Services	371,769	85%	215,254	12%	1,121,137	29%	819,962	22%
Total	$436,950		$1,723,555		$3,908,827		$3,658,994

REVENUE		% of		% of		% of		% of
		Total		Total		Total		Total
Engineering & Construction	$1,348,033	78%	$1,670,879	78%	$3,409,081	73%	$4,794,000	77%
Fabrication Services	389,731	22%	466,998	22%	1,259,609	27%	1,406,713	23%
Total	$1,737,764		$2,137,877		$4,668,690		$6,200,713

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS		% of		% of		% of		% of
		Revenue		Revenue		Revenue		Revenue
Engineering & Construction	$13,051	1.0%	$126,824	7.6%	$(505,855)	(14.8)%	$323,891	6.8%
Fabrication Services	26,142	6.7%	27,752	5.9%	97,599	7.7%	89,534	6.4%
Total operating groups	39,193	2.3%	154,576	7.2%	(408,256)	(8.7)%	413,425	6.7%
Restructuring related costs	(26,882)		—		(30,882)		—
Total	$12,311	0.7%	$154,576	7.2%	$(439,138)	(9.4)%	$413,425	6.7%

BACKLOG (1)	September 30, 2017		% of Total		December 31, 2016		% of Total
Engineering & Construction	$9,190,401		86%		$9,998,322		85%
Fabrication Services	1,482,218		14%		1,818,963		15%
Total	$10,672,619				$11,817,285

(1)   New awards represent the value of new project commitments received by the Company during a given period, as well as scope growth on existing commitments.  Backlog includes the value of new awards until work is performed and revenue is recognized or until cancellation. Backlog may fluctuate with currency movements.

Chicago Bridge & Iron Company N.V.
Discontinued Operations Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,
	2017			2016
	Capital Services	Technology	Total	Capital Services	Technology	Total

Revenue	$—	$170,143	$170,143	$530,912	$183,321	$714,233
Cost of revenue	—	103,345	103,345	490,758	113,890	604,648
Gross profit	—	66,798	66,798	40,154	69,431	109,585
% of Revenue	—%	39.3%	39.3%	7.6%	37.9%	15.3%

Selling and administrative expense	—	8,991	8,991	14,312	10,589	24,901
% of Revenue	—%	5.3%	5.3%	2.7%	5.8%	3.5%

Intangibles amortization	—	1,520	1,520	4,030	4,518	8,548
Equity earnings	—	(4,879)	(4,879)	—	(1,609)	(1,609)
Other operating expense (income), net	—	8	8	(1,201)	—	(1,201)
Operating income from discontinued operations	—	61,158	61,158	23,013	55,933	78,946
% of Revenue	—%	35.9%	35.9%	4.3%	30.5%	11.1%

Interest expense	—	(55,512)	(55,512)	(5,989)	(18,858)	(24,847)
Interest income	—	—	—	302	14	316
Income from discontinued operations before taxes	—	5,646	5,646	17,326	37,089	54,415

Income tax benefit (expense)	5,166	(3,751)	1,415	(6,236)	(12,836)	(19,072)
Net income from discontinued operations	5,166	1,895	7,061	11,090	24,253	35,343

Less: Net income from discontinued operations attributable to noncontrolling interests	—	—	—	(930)	—	(930)
Net income from discontinued operations attributable to CB&I	$5,166	$1,895	$7,061	$10,160	$24,253	$34,413

	Nine Months Ended September 30,
	2017			2016
	Capital Services	Technology	Total	Capital Services	Technology	Total

Revenue	$1,114,655	$454,840	$1,569,495	$1,655,583	$491,858	$2,147,441
Cost of revenue	1,047,614	281,870	1,329,484	1,546,823	301,239	1,848,062
Gross profit	67,041	172,970	240,011	108,760	190,619	299,379
% of Revenue	6.0%	38.0%	15.3%	6.6%	38.8%	13.9%

Selling and administrative expense	29,541	27,079	56,620	39,499	33,436	72,935
% of Revenue	2.7%	6.0%	3.6%	2.4%	6.8%	3.4%

Intangibles amortization	2,550	10,503	13,053	12,260	13,545	25,805
Equity earnings	—	(9,662)	(9,662)	—	(8,030)	(8,030)
Loss on net assets sold	64,817	—	64,817	—	—	—
Other operating expense (income), net	504	38	542	(1,505)	4	(1,501)
Operating (loss) income from discontinued operations	(30,371)	145,012	114,641	58,506	151,664	210,170
% of Revenue	(2.7)%	31.9%	7.3%	3.5%	30.8%	9.8%

Interest expense	(13,440)	(110,579)	(124,019)	(17,699)	(56,039)	(73,738)
Interest income	16	—	16	916	53	969
(Loss) income from discontinued operations before taxes	(43,795)	34,433	(9,362)	41,723	95,678	137,401

Income tax expense	(62,392)	(19,162)	(81,554)	(15,915)	(33,223)	(49,138)
Net (loss) income from discontinued operations	(106,187)	15,271	(90,916)	25,808	62,455	88,263

Less: Net income from discontinued operations attributable to noncontrolling interests	(870)	—	(870)	(1,815)	—	(1,815)
Net (loss) income from discontinued operations attributable to CB&I	$(107,057)	$15,271	$(91,786)	$23,993	$62,455	$86,448

Chicago Bridge & Iron Company N.V.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2017	2016
ASSETS

Current assets	$1,816,413	$1,937,976
Equity investments	66,164	35,541
Property and equipment, net	393,015	434,252
Goodwill and other intangibles, net	2,413,419	2,395,474
Assets of discontinued operations	1,103,888	1,986,480
Other non-current assets	1,284,114	1,049,697
Total assets	$7,077,013	$7,839,420

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt and other borrowings, net	$2,079,913	$911,410
Other current liabilities	2,981,531	3,062,222
Long-term debt, net	—	1,287,923
Liabilities of discontinued operations	349,340	600,907
Other non-current liabilities	407,383	415,621

Shareholders' equity	1,258,846	1,561,337
Total liabilities and shareholders’ equity	$7,077,013	$7,839,420

Condensed Consolidated Statements of Cash Flows and Other Financial Data
(in thousands)

	Nine Months
	Ended September 30,
	2017	2016
CASH FLOWS

Cash flows from operating activities	$(687,998)	$495,041
Cash flows from investing activities	747,038	(151,686)
Cash flows from financing activities	(298,735)	(268,422)
Effect of exchange rate changes on cash and cash equivalents	76,408	(10,188)
(Decrease) increase in cash and cash equivalents	(163,287)	64,745
Cash and cash equivalents, beginning of the year	505,156	550,221
Cash and cash equivalents, end of the period	341,869	614,966
Cash and cash equivalents, end of period - discontinued operations	—	(16,412)
Cash and cash equivalents, end of period - continuing operations	$341,869	$598,554

OTHER FINANCIAL DATA

(Increase) decrease in receivables, net	$(197,532)	$46,418
Change in contracts in progress, net	34,994	(252,857)
Decrease in inventory	65,841	49,473
(Decrease) increase in accounts payable	(48,801)	11,830
Change in contract capital	$(145,498)	$(145,136)

Depreciation and amortization	$65,637	$93,285
Capital expenditures	$40,089	$37,855